UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 11, 2022

9 Meters Biopharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37797	27-3948465
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8480 Honeycutt Road, Suite 120, Raleigh, NC 27615
(Address of principal executive offices) (Zip Code)

(919) 275-1933
(Registrant’s telephone number, include area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 Par Value	NMTR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On April 11, 2022, 9 Meters Biopharma, Inc., a Delaware corporation (the “Company”), entered into an Exclusive License Agreement (the “License Agreement”) with EBRIS srl, a limited liability company organized under the laws of Italy (“EBRIS”), pursuant to which the company granted to EBRIS an exclusive license to study the Company’s product incorporating larazotide as its sole active pharmaceutical ingredient (the “Product”) for the treatment of multisystem inflammatory syndrome in children (“MIS-C”) and, potentially, multisystem inflammatory syndrome in adults (MIS-A), and the Company will have an option to license from EBRIS any new intellectual property resulting from such development (the “Option”).

Pursuant to the License Agreement, the Company issued to EBRIS $500,000 of shares of common stock (consisting of 871,962 shares of unregistered common stock priced at the Company’s 20-day volume weighted-price as of the date of closing), plus the Company will pay EBRIS $500,000 in cash in connection with final database lock of a Phase II clinical trial to study the Product for the treatment of MIS-C. The Company may exercise the Option for an upfront fee of $1 million, plus certain contingent payments, including development milestone payments totaling up to $56 million, sales-related milestone payments (based on Product sales pursuant to prescriptions for use in treating MIS-C and, if applicable, MIS-A) totaling up to $65 million, and, subject to certain adjustments, a low-single digit royalty on net sales of Products in the United States sold pursuant to prescriptions for use in treating MIS-C and, if applicable, MIS-A (each such payment to be payable, at the option of the Company, in cash or a combination of cash and unregistered shares of the Company’s common stock).

The Company has the right to exercise the Option until three months following the later of (i) the end of the Development Term (as defined in the License Agreement) and (ii) the delivery by EBRIS to the Company of the material Know-How (as defined in the License Agreement) and final study reports (the “Option Expiration Date”). Unless earlier terminated, the term of the License Agreement will continue (i) if the Company does not exercise the Option, until the Option Expiration Date or (ii) if the Company exercises the Option, on a product-by-product and country-by-country basis, until the expiration of the Company’s royalty obligations for each product in a particular country.

Following the Option Expiration Date, the License Agreement may be terminated by the Company for convenience upon two months’ prior written notice to EBRIS. The License Agreement may be terminated by either party upon (i) a material breach by the other party (subject to prior written notice and a cure period), (ii) certain insolvency events, including bankruptcy proceedings, or (iii) written notice that, as reasonably determined in good faith by the terminating party, termination is necessary to protect the health or safety of trial participants. Additionally, the License Agreement will automatically terminate if the certain license agreement, dated February 26, 2016, between Alba Therapeutics Corporation and the Company terminates. The License Agreement includes standard and customary provisions regarding, among other things, compliance with laws and regulations, confidentiality, intellectual property, representations and warranties, liability, indemnification, and insurance.

The License Agreement contains representations and warranties that the parties made to, and are solely for the benefit of, each other. Investors and security holders should not rely on the representation and warranties as characterizations of the actual state of facts since they were made only as of the date of the License Agreement. Moreover, information concerning the subject matter of such representation and warranties may change after the date of the License Agreement, which subsequent information may or may not be fully reflected in public disclosures.

The foregoing description of the License Agreement is qualified in its entirety by reference to the complete text of the License Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022. The Company intends to redact certain portions of the License Agreement for confidentiality purposes.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of the License Agreement, the Company issued shares of common stock to EBRIS. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 1.01 of this Current Report on Form 8-K, which is incorporated by reference into this Item 3.02. The shares of common stock issued pursuant to the License Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and on similar exemptions under applicable state laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

9 Meters Biopharma, Inc.

Date: April 13, 2022	By:	/s/ Bethany Sensenig
Bethany Sensenig
Chief Financial Officer